Exhibit 10.1

                                   TERM SHEET

                                February 22, 2001
                                    Revisions

Objectives:         To modify the existing structure described in the agreement, dated June 25, 2000, as amended, (the "June 25 Agreement") to eliminate the provisions for the transfer of Liberty's or LMI's indirect interest in Telewest (including any right of first offer with respect thereto, and any Additional
                    Interests), to provide in lieu thereof for the acquisition by Liberty of convertible preferred stock of United for cash and to provide for the transfer of the Latin American assets to be closed separately and structured to be taxable or non-taxable depending upon whether Liberty would recognize gain on the transaction. The new structure described herein shall supersede in its entirety the structure contemplated by the June 25 Agreement.

Investment in       Liberty would acquire in the aggregate 100,000 shares of a
United:             new series of participating convertible preferred stock of
                    United (described below) ("Series E Preferred Stock") at two closings for a total purchase price of U.S. $1.4 billion payable in cash. At the first closing which will occur promptly after necessary regulatory approvals are received, Liberty will acquire 71,428.57 shares of Series E Preferred
                    Stock for $1 billion. At the second closing, which will occur only when and if United acquires Cablevision S.A., Pramer SCA and TyC as contemplated by the June 25 Agreement
                    (the "Principal Acquired Assets"), Liberty will acquire the balance of the shares of Series E Preferred Stock.

Use of Proceeds:    United will invest 1 billion euros to purchase additional
                    equity securities of UPC pursuant to a rights offering to be made by UPC on terms to be agreed with United.

Latin America       The Latin American assets, referenced on Exhibit B to the
Transfers           June 25 Agreement as the "Acquired Assets," would be
                    transferred to United through the transfer of Contributed
                    LA Subs in one or more transactions once necessary regulatory and other approvals have been received. The 49% interest in Liberty Cablevision of Puerto Rico, Inc. will not be transferred to United, notwithstanding the provisions of the June 25 Agreement to the contrary. Whether or not Premium Movie Partnership will be transferred will be subject to mutual agreement. The aggregate purchase price payable for the transfer of the remaining Acquired Assets will be the sum of the respective numbers of shares of United's Class B common stock provided therefore in the June
                    25 Agreement (subject to adjustment), with the purchase price of each individual Acquired Asset being as set forth therein. If bondholder consent has not been received so that Liberty and LMI may acquire Class B common stock (including upon conversion of the Series E Preferred Stock), the purchase price will be paid in shares of a new series of participating convertible preferred stock of United
                    (described below) ("Series F Preferred Stock") convertible into such number of shares. Liberty will use its best commercially reasonable efforts to obtain all required third party consents and waivers of its rights of first refusal and similar rights needed to close the transactions described in the Agreement. Liberty will involve United as an active participant in all decisions, discussions and negotiations regarding the consents and waivers. If Liberty is unable after using its best commercially reasonable efforts to obtain the waiver of a right of first refusal or similar right, it will not be obligated to transfer the applicable Acquired Asset. The obligation to close the transfer of any Principal Acquired Asset will be subject to the prior or contemporaneous closing of the transfers of each of the Principal Acquired Assets. The provisions of the Letter Agreement relating to the Chile Puts and Chile Calls will be revised to read as provided in Annex B-1 hereto.

Preferred Stock     The Series E Preferred Stock issued to Liberty for $1
                    billion and $400 million would be convertible at the election of the holder into, respectively, an aggregate of 38,651,398 shares and 15,460,559 shares of Class A common stock of United (subject to adjustment). The Series E
                    Preferred Stock will vote on an as converted basis, provided that until the events described in the next paragraph occur, Liberty's voting power in United will be capped at 50% of the votes entitled to vote in the election of directors.
                    Subject to the foregoing limit, the Series E Preferred Stock may be converted at the election of the holder at any time or from time to time in part into shares of Class B common stock, in lieu of Class A common stock, of United.

                    The Series E Preferred Stock would be automatically converted into shares of Class B common stock of United, in lieu of Class A common stock, on the first to occur of (i) termination of the Stockholders Agreement in accordance with its terms (for reasons other than the passage of time); (ii) redemption in full of the currently outstanding bonds issued by United and certain of its subsidiaries operating in Poland ("Current Bonds"); (iii) a Change of Control within the meaning of the indentures governing the Current Bonds in effect on the date hereof (the "Current Indentures") occurs, or (iv) with respect to each of the Current Indentures, either (A) United or the applicable subsidiary issuer of such Current Bonds, shall have effected a covenant defeasance of the applicable provisions of such Current Indenture in accordance with the terms thereof so that neither United nor, if applicable, one of its subsidiaries would be required to make a Change of Control Offer to the holders of the Current Bonds subject to such Current Indenture if the Series E Preferred Stock were converted into shares of Class B common stock, or (B) a waiver or amendment of the applicable provisions of the Current Indenture shall have been effected so that neither United nor, if applicable, one of its subsidiaries would be required to make a Change of Control Offer to any of the holders of the Current Bonds subject to such Current Indenture if the Series E Preferred Stock were converted into shares of Class B common stock. Commencing June 25, 2010, if the Series E Preferred Stock shall not theretofore have become convertible into Class B common stock, the number of shares of Class A common stock of United into which the Series E Preferred stock shall thereafter be convertible at the option of the holder shall be increased (subject to adjustment) by 24,920,031 shares, if 71,428.57 shares of Series E Preferred Stock were issued, and by 34,888,043 shares if 100,000 shares of Series E Preferred Stock were issued.

                    The Series F Preferred Stock to be issued in connection with the acquisition of the Latin American assets would initially be convertible at the option of the holder into an aggregate number of shares of Class A common stock of United equal to the sum of the numbers of shares of United Class B common stock set forth in the June 25 Agreement, subject to adjustment for deleted assets and otherwise; would be convertible in part at the option of the holder; or automatically converted into an equal number of shares of Class B common stock subject to the same conditions as apply to the Series E Preferred Stock described above, and would vote on an as converted basis subject to the limitation described above. The number of Class A shares into which the Series F Preferred Stock would be convertible would, commencing June 25, 2010, be increased by a number of shares to be determined on the same basis as for the Series E Preferred Stock (subject to adjustment), if the Series F Preferred Stock had not theretofore been converted into Class B common stock.

                    The Series E and Series F Preferred Stock would not have a dividend, but would participate in dividends on common stock on an as converted basis (calculated as if the contingent increase in the shares issued upon conversion that would occur on June 25, 2010 had occurred). The shares would have a nominal preference on liquidation after the payment in full of any preference of presently outstanding preferred stock. After receipt of their liquidation preference, they would share in liquidation distributions with the common stock on an as converted basis (calculated as if such increase had occurred).

                    The Series E and Series F Preferred Stock will not in any event become convertible into common stock of United until United stockholder approval of such conversion and of an increase in United's authorized common stock has been obtained in accordance with United's certificate of incorporation and the Nasdaq rules and will not become convertible into, or vote as if converted into, Class B common stock until the requirements of the HSR Act have been met if such conversion would result in Liberty's voting power in the election of directors equaling or exceeding 50%.

                    The Series E and Series F Preferred Stock and where appropriate the Stockholders Agreement would contain the governance terms set forth in the June 25 Agreement, except the nomination and election of directors would be pursuant to the Stockholders Agreement.

Stockholders        The Stockholder Agreement would be entered into at the time
Agreement:          the Series E Preferred Stock is issued.  The Stockholders
                    Agreement would include covenants of United to use its best commercially reasonable efforts to obtain HSR and stockholder approval (and covenants of Founders and Liberty to vote in favor of such stockholder approval). In addition, United will agree not to take or fail to take, and Founders will agree not to take, any action that would result in any additional change of control covenants being applicable to United and its affiliates, unless Liberty and its affiliates are exempted therefrom, or that would perpetuate the existing change of control covenants and United will agree to use its best commercially reasonable efforts to take such action as will cause the conditions to the conversion in full of the Series E Preferred Stock and Series F Preferred
                    Stock into Class B common stock to be satisfied.

Standstill          The Standstill Agreement would be entered into at the time
Agreement:          the Series E Preferred Stock is issued.  United will agree not to issue any shares of Class B common stock or rights to acquire Class B common stock (except to Liberty and its affiliates) unless and until the Series E and Series F
                    Preferred Stock have become convertible into Class B common stock in full, except that (x) the issuance of up to 3 million shares of Class B common stock upon exercise of the options described below will be permitted and (y) United may, on majority vote of the Board and compliance with applicable law, issue shares of another series of Preferred
                    Stock with terms no more favorable to the holder than the terms of the Series E Preferred Stock, provided that such Preferred Stock will not be convertible into Class B common stock until the Series E Preferred Stock has automatically converted into Class B common stock and the aggregate number of shares of Class B common stock issuable upon exercise of all such Preferred Stock and the options referred to in clause (x) above shall not exceed the 10% threshold that would otherwise entitle Liberty to exercise its preemptive rights under the Stockholders Agreement (it being understood that such issuances will not be grandfathered for purposes of determining Liberty's entitlement to exercise such preemptive rights). United will further agree not to issue any options exercisable for Class B common stock without Liberty's consent other than the options to purchase not more than 3 million shares of Class B common stock approved at United's December 6, 2000 Board meeting.. The previously contemplated provision of the Standstill Agreement limiting the percentage of the equity of United that may be owned by Liberty and its controlled affiliates will be revised to change "47%" to "50%". United acknowledges that Liberty has requested that such percentage be changed to "60%" and agrees to negotiate in good faith with Liberty an increase in such percentage above 50%.

Registration Rights The Registration Rights Agreement would be entered into at
Agreement:          the time the Series E Preferred Stock is issued.

UPC: In exchange for the agreement by United to invest 1 billion euros, UPC will relinquish its rights and release United and Liberty from their obligations to UPC under the June 25 Agreement and August 1999 letter agreement, and will give United and other parties to the Stockholder Agreement an option to acquire for cash unless otherwise agreed at market the shares in United that UPC or any of its controlled affiliates owns if United ceases to control UPC. Further, Liberty will be entitled to one representative on the governing body of UPC.

Loan Repayment      Liberty will agree to forgo its right to repay its
                    outstanding $200 million loan from United other than in cash.

Definitive          The parties will promptly complete negotiation of definitive
Documents:          documents, subject to satisfactory resolution of the
                    previously raised issues.


Liberty Media Corporation                United GlobalCom, Inc.

by: /s/ Elizabeth M. Markowski           by: /s/ Frederick G. Westerman, III
    Senior Vice President                    Chief Financial Officer